                                                           EXHIBIT 10.14




                             FIRST AMENDMENT TO THE
                 AMGEN NONQUALIFIED DEFERRED COMPENSATION PLAN

         The Amgen Nonqualified Deferred Compensation Plan ("Plan") is hereby clarified, in part, and amended, in part, as follows. Each particular is effective as of January 1, 2002 unless otherwise noted.

1. The Plan's title page is amended by adding "Amgen" before "Nonqualified Deferred Compensation Plan Effective January 1, 2002".

2. The Plan is amended in its entirety by deleting the "," between "Amgen" and "Inc.", wherever it is found.

3.       Section 1.2 is amended and clarified to read as follows:

                  "Annual Base Salary" shall mean the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with any Employer to the extent that the amounts are includable in gross income (including, but not limited to, compensation for services on the basis of a percentage of profits, commissions on reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)), but excluding any "goods and services allowance" provided to certain expatriate staff members. Notwithstanding anything else in the Plan to the contrary, Annual Base Salary shall not include the Annual Bonus. Annual Base Salary shall be computed without regard to any election to reduce or defer salary under the Amgen Retirement and Savings Plan or any cafeteria plan under
                  Section 125 of the Code. Annual Base Salary shall not include:
                  (a) any Company contributions to the Amgen Retirement and Savings Plan or any other employee benefit plan for or on account of the Employee, except as otherwise provided in the preceding sentence or (b) the items described in Treasury Regulation Section 1.415-2(d)(3), which, among other items, would exclude from compensation amounts realized from the exercise of a nonqualified stock option ) or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Section 83 of the Code) and amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option.

4.       Section 1.3 is clarified to read as follows:

                  "Annual Bonus" shall mean the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with any Employer to the extent that the amounts are commissions paid to salespeople or are paid pursuant to the Amgen Performance Based Management Incentive

                  Plan (MIP), the Amgen Inc. Executive Incentive Plan (EIP) or an equivalent bonus program.

5.       Section 1.35 is amended to read as follows:

                  "Trust" shall mean one or more trusts established pursuant to that certain Trust Agreement, dated as of January 1, 2002 between the Company and the trustee named therein, as amended from time to time.

6.       Section 2.1 is clarified to read as follows:

                  SELECTION BY COMMITTEE. Participation in the Plan shall be limited to a select group of Employees of the Employers, each of whom is a member of management or is highly compensated and to the members of the Board. From the group of Employees who are management or highly compensated, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

7.       Subsection 3.2(a) is clarified to read as follows:

                  (a) ANNUAL BASE SALARY AND ANNUAL BONUS. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary or Annual Bonus up to the following maximum percentages for each deferral elected as determined by the Committee for each Plan Year:

     DEFERRAL        MAXIMUM PERCENTAGE
------------------   ------------------
Annual Base Salary          50%
Annual Bonus               100%

8. Subsection 3.7(c) is amended, effective as of January 1, 2003, to read as follows:

                  MEASUREMENT FUNDS. From time to time, the Committee in its sole discretion shall select and announce to Participants its selection of mutual funds, insurance company separate accounts, indexed rates or other methods (each, a "Measurement Fund"), for the purpose of providing the basis on which gains and losses shall be attributed to Account Balances under the Plan. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund at any time. Each such action shall take effect after a reasonable period of time following the day on which Participants are given written notice of such change.

9.       Section 4.1 is clarified to read as follows:

                  SHORT-TERM PAYOUT. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to such Annual Deferral Amount. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral plus amounts credited or debited in the manner provided in
                  Section 3.7 above on that amount, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of the Plan, each Short-Term Payout elected shall be paid out during a 60-day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred.

To record this First Amendment to the Plan as set forth herein, the Company has caused its authorized officer to execute this document on this 5th day of January, 2004.

                                       AMGEN INC.

                                       By: /s/ Brian McNamee
                                       ---------------------------------

                                       Title: Senior Vice President, Human
                                       Resources